State of Delaware
Secretary of State
Division of Corporations
Delivered 09:40 AM 06/18/2025
FILED 09:40 AM 06/18/2025
SR 20253108192 - File Number 10022580

STATE OF DELAWARE
CERTIFICATE OF AMENDMENT
OF AMENDED AND RESTATED
CERTIFICATE OF INCORPORATION

Fine Mulligans, Inc. (the "Corporation"), a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware, does hereby certify as follows:

FIRST: The name of the Corporation is Fine Mulligans, Inc.

SECOND: That at a meeting of the Board of Directors of the Corporation, resolutions were duly adopted setting forth a proposed amendment of the Amended and Restated Certificate of Incorporation, declaring said amendment to be advisable and calling a meeting of the stockholders of the Corporation for consideration thereof. The resolution setting forth the proposed amendment is as follows:

THIRD: The Amended and Restated Certificate of Incorporation of the Corporation is hereby amended by striking the entire second paragraph of the Article thereof numbered "FOURTH" and by substituting the following in lieu thereof as the new second paragraph of the Article numbered "FOURTH":

> The aggregate number of shares which the Corporation shall have authority to issue is up to sixty million (60,000,000) shares of capital stock of which twenty million (20,000,000) shares shall be designated as "Class A Common Stock", twenty million (20,000,000) shares shall be designated "Class B Common Stock", and twenty million (20,000,000) shares shall be designated "Preferred Stock". The par value of the Class A Common Stock, Class B Common Stock and Preferred Stock shall be $0.000001.

FOURTH: The Amended and Restated Certificate of Incorporation of the Corporation is hereby amended by striking the entire Section 2.1 and by substituting the following in lieu thereof as the new Section 2.1:

> 2.1 Accrual and Payment of Dividends. From and after the date on which the Corporation initially issues such share of Preferred Stock (without regard to any subsequent transfer of such share or reissuance of the certificate(s) representing such share) (the "***Date of Issuance***") of any Preferred Stock, cumulative dividends on such share shall accrue, whether or not declared by the Board and whether or not there are funds legally available for the payment of dividends, on a daily basis in arrears at the rate of 9.5% per annum on the sum of the Liquidation Value thereof plus all unpaid accrued and accumulated dividends thereon. All accrued dividends on any share shall be paid in cash only when, as and if declared by the Board out of funds legally available therefor or upon a liquidation or redemption of the Preferred

Stock in accordance with the provisions of Section 3; provided, that to the extent not paid on the last day of each calendar month of each calendar year (each such date, a "***Dividend Payment Date***"), all accrued dividends on any share shall accumulate on the applicable Dividend Payment Date whether or not declared by the Board and shall remain accumulated, non-compounding dividends until paid pursuant hereto or converted pursuant to Section 5. All accrued and accumulated dividends on the shares of Preferred Stock shall be prior and in preference to any dividend on any share of Common Stock and shall be fully declared and paid before any dividends are declared and paid, or any other distributions or redemptions are made, on any share of Common Stock, other than to (a) declare or pay any dividend or distribution payable on the Common Stock in shares of Common Stock or (b) repurchase Common Stock held by employees or consultants of the Corporation upon termination of their employment or services pursuant to agreements providing for such repurchase. "***Liquidation Value***" means the original purchase price of the Preferred Stock (as adjusted for any stock splits, stock dividends, recapitalizations or similar transaction) with respect to the Preferred Stock.)

FIFTH: That thereafter, pursuant to resolution of its Board of Directors, a special meeting of the stockholders of the Corporation was duly called and held upon notice in accordance with Section 222 of the General Corporation Law of the State of Delaware at which meeting the necessary number of shares as required by statute were voted in favor of the amendment.

SIXTH: That said amendment was fully adopted in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware.

IN WITNESS WHEREOF, the Corporation has caused this certificate to be signed this thirteenth (13th) day of June, 2025.

Fine Mulligans, Inc.

By: Paresh Govan

Name: Paresh Govan
Title: President

State of Delaware
Secretary of State
Division of Corporations
Delivered 10:49 AM 05/06/2025
FILED 10:49 AM 05/06/2025
SR 20252018424 - File Number 10022580

AMENDED AND RESTATED
CERTIFICATE OF INCORPORATION
OF
FINE MULLIGANS, INC.

Fine Mulligans, Inc. (hereinafter referred to as the "***Corporation***"), a corporation organized and existing under the laws of the State of Delaware, certifies that:

A. The name of the corporation is Fine Mulligan's, Inc. and the original Certificate of Incorporation was filed with the Secretary of State of Delaware on December 2, 2024.

B. This Amended and Restated Certificate of Incorporation was duly adopted in accordance with Sections 242 and 245 of the DGCL (as defined below), and restates, integrates and further amends the provisions of the Certificate of Incorporation of the Corporation.

C. The Certificate of Incorporation of the Corporation is hereby amended and restated in its entirety to read as follows;

FIRST. Name. The name of the corporation is Fine Mulligans, Inc.

SECOND. Registered Office and Agent. The address of the registered office of the Corporation in the State of Delaware is 300 Creek View Road, Suite 209, New Castle County, Newark, DE 19711. The name of its registered agent at such address is Universal Registered Agents, Inc.

THIRD. Purpose. The purposes for which the Corporation is formed are to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware (as amended from time to time, the "***DGCL***").

FOURTH. Capital Stock. The total number of shares of capital stock that the Corporation shall have authority to issue is sixty million (60,000,000) shares. The Board of Directors of the Corporation (the "***Board***") may, by resolution or resolutions, classify and reclassify any unissued shares of capital stock by setting or changing in any one or more respects the preferences, conversion or other rights, voting powers, restrictions, limitations as to dividends, qualifications or terms or conditions of redemption of such shares of capital stock.

The aggregate number of shares which the Corporation shall have authority to issue is up to sixty million (60,000,000) shares of capital stock of which twenty million (20,000,000) shares shall be designated as "***Class A Common Stock***", twenty million (20,000,000) shares shall be designated "***Class B Common Stock***", and twenty million (20,000,000) shares shall be designated "***Preferred Stock***".

The following is a statement of the designations and the powers, privileges and rights, and the qualifications, limitations or restrictions thereof in respect of each class of capital stock of the Corporation.

A. **Class A Common Stock.** The rights, powers and restrictions granted to and imposed on the Class A Common Stock are as set forth below in this Article FOURTH.

1. Dividend Rights. Subject to the prior rights of holders of all classes of stock at the time outstanding having prior rights as to dividends, including the holders of Preferred Stock, the holders of the Class A Common Stock shall be entitled to receive, when and as declared by the Board, such dividends as may be declared from time to time by the Board with respect to the Class B Common Stock out of any assets of the Corporation legally available therefor, and no dividend shall be declared or paid on shares of the Class B Common Stock unless the same dividend with the same record date and payment date shall be declared or paid on the shares of Class A Common Stock; *provided, however*, that dividends payable in shares of Class B Common Stock or rights to acquire Class B Common Stock may be declared and paid to the holders of the Class B Common Stock without the same dividend being declared and paid to the holders of the Class A Common Stock if and only if a dividend payable in shares of Class A Common Stock or rights to acquire Class A Common Stock (as the case may be) at the same rate and with the same record date and payment date as the dividend declared and paid to the holders of the Class B Common Stock shall be declared and paid to the holders of Class A Common Stock.

2. Voting Rights. Each holder of Class A Common Stock shall have the right to one (1) vote per share of Class A Common Stock, shall be entitled to notice of any stockholders' meeting in accordance with the Bylaws of the Corporation, and shall be entitled to vote upon such matters and in such manner as may be provided by law. In any such permitted or required vote, there shall be no cumulative voting by the stockholders of the corporation. Except as expressly provided by this Certificate of Incorporation or as provided by law, the holders of shares of Class A Common Stock shall at all times vote together with the holders of Class B Common Stock as a single class on all matters (including the election of directors) submitted to vote or for the consent of the stockholders of the Corporation, though the voting rights of holders of Class B Common Stock shall be as set forth below in Section B.2. below. The number of authorized shares of Class A Common Stock may be increased or decreased (but not below the number of shares thereof then outstanding) by the affirmative vote of the holders of shares of stock of the Corporation representing a majority of the votes represented by all outstanding shares of stock of the Corporation entitled to vote, irrespective of the provisions of Section 242(b)(2) of the Delaware General Corporation Law.

3. Equal Status. Except as expressly set forth in this Article FOURTH, Class A Common Stock shall have the same rights and powers of, rank equally to, share ratably with and be identical in all respects and as to all matters to Class B Common Stock.

B. **Class B Common Stock.** The rights, powers and restrictions granted to and imposed on the Class B Common Stock are as set forth below in this Article FOURTH.

1. Dividend Rights. Subject to the prior rights of holders of all classes of stock at the time outstanding having prior rights as to dividends, including the holders of Preferred Stock, the holders of the Class B Common Stock shall be entitled to receive, when and as declared by the Board, such dividends as may be declared from time to time by the Board with respect to the Class A Common Stock out of assets or funds of the Corporation legally available therefor, and no dividend shall be declared or paid on shares of the Class A Common Stock unless the same dividend with the same record date and payment date shall be declared or paid on the shares of Class B Common Stock; *provided, however,* that dividends payable in shares of Class A Common Stock or rights to acquire Class A Common Stock may be declared and paid to the holders of the Class A Common Stock without the same dividend being declared and paid to the holders of the Class B Common Stock if and only if a dividend payable in shares of Class B Common Stock or rights to acquire Class B Common Stock (as the case may be) at the same rate and with the same record date and payment date as the dividend declared and paid to the holders of the Class A Common Stock shall be declared and paid to the holders of Class B Common Stock.

2. Voting Rights. Each holder of Class B Common Stock shall be entitled to one (1) vote per five (5) shares of Class B Common Stock, shall be entitled to notice of any stockholders' meeting in accordance with the Bylaws of the Corporation, and shall be entitled to vote upon such matters and in such manner as may be provided by law. In any such permitted or required vote, there shall be no cumulative voting by the stockholders of the corporation. Except as expressly provided by this Certificate of Incorporation or as provided by law, the holders of shares of Class B Common Stock shall at all times vote together with the holders of Class A Common Stock as a single class on all matters (including the election of directors) submitted to vote or for the consent of the stockholders of the Corporation. The number of authorized shares of Class B Common Stock may be increased or decreased (but not below the number of shares thereof then outstanding) by the affirmative vote of the holders or shares of stock of the Corporation representing a majority of the votes represented by all outstanding shares of stock of the Corporation entitled to vote, irrespective of the provisions of Section 242(b)(2) of the Delaware General Corporation Law of the State of Delaware.

3. Equal Status. Except as expressly set forth in this Article FOURTH, Class B Common Stock shall have the same rights and powers of, rank equally to, share ratably with and be identical in all respects and as to all matters to Class A Common Stock.

C. Preferred Stock.

1. General. The Preferred Stock may be issued from time to time in one or more series. The Board is hereby expressly authorized to provide for the issue of all or any of the shares of the Preferred Stock in one or more series, and to fix the number of shares and to determine or alter for each such series, such voting powers, full or limited, or no voting powers, and such designation, preferences, and relative, participating, optional, or other rights and such qualifications, limitations, or restrictions thereof, as shall be stated and expressed in the resolution or resolutions adopted by the Board providing for the issuance of such shares and as may be permitted by the DGCL. The Board is also expressly authorized to increase or decrease

the number of authorized shares of any series subsequent to the issuance of shares of that series, but not below the number of shares of such series then outstanding. In case the number of shares of any series shall be decreased in accordance with the foregoing sentence, the shares constituting such decrease shall resume the status that they had prior to the adoption of the resolution originally fixing the number of shares of such series. The number of authorized shares of Preferred Stock or any series thereof, as applicable, may be increased or decreased (but not below the number of shares thereof then outstanding) by the affirmative vote of the holders of shares of capital stock of the Corporation representing a majority of the votes represented by all outstanding shares of capital stock of the Corporation entitled to vote thereon, without a separate vote of the holders of the Preferred Stock or series thereof, as applicable, irrespective of the provisions of Section 242(b)(2) of the DGCL, unless a vote of any such holders is required pursuant to the terms of any certificate of designation filed with respect to any series of Preferred Stock.

As of the date of this Certificate of Incorporation, 20,000,000 shares of the authorized and unissued Preferred Stock of the Corporation are hereby designated as Preferred Stock (the "***Preferred Stock***") with the following rights, preferences, powers, privileges and restrictions, qualifications and limitations. Unless otherwise indicated, references to "sections" or "subsections" in this Part C of this Article FOURTH refer to sections and subsections of Part C of this Article FOURTH.

2. Dividends.

2.1 Accrual and Payment of Dividends. From and after the date on which the Corporation initially issues such share of Preferred Stock (without regard to any subsequent transfer of such share or reissuance of the certificate(s) representing such share) (the "***Date of Issuance***") of any Preferred Stock, cumulative dividends on such share shall accrue, whether or not declared by the Board and whether or not there are funds legally available for the payment of dividends, on a daily basis in arrears at the rate of 9.5% per annum on the sum of the Liquidation Value thereof plus all unpaid accrued and accumulated dividends thereon. All accrued dividends on any share shall be paid in cash only when, as and if declared by the Board out of funds legally available therefor or upon a liquidation or redemption of the Preferred Stock in accordance with the provisions of Section 3; provided, that to the extent not paid on the last day of each calendar month of each calendar year (each such date, a "***Dividend Payment Date***"), all accrued dividends on any share shall accumulate on the applicable Dividend Payment Date whether or not declared by the Board and shall remain accumulated, compounding dividends until paid pursuant hereto or converted pursuant to Section 5. All accrued and accumulated dividends on the shares of Preferred Stock shall be prior and in preference to any dividend on any share of Common Stock and shall be fully declared and paid before any dividends are declared and paid, or any other distributions or redemptions are made, on any share of Common Stock, other than to (a) declare or pay any dividend or distribution payable on the Common Stock in shares of Common Stock or (b) repurchase Common Stock held

by employees or consultants of the Corporation upon termination of their employment or services pursuant to agreements providing for such repurchase. "***Liquidation Value***" means the original purchase price of the Preferred Stock (as adjusted for any stock splits, stock dividends, recapitalizations or similar transaction) with respect to the Preferred Stock.)

2.2 Non-Participating with Common Stock Dividends. In the event the Corporation declares or pays a dividend or distribution on the Common Stock, whether such dividend or distribution is payable in cash, securities or other property, including the purchase or redemption by the Corporation of shares of Common Stock for cash, securities or property, no Preferred Stock shall participate in the dividend or distribution on the Common Stock unless the shares of Preferred Stock have been converted pursuant to Section 5 as of immediately prior to the record date of the applicable dividend (or if no record date is fixed, the date as of which the record holders of Common Stock entitled to such dividends are to be determined).

2.3 Partial Dividend Payments. Except as otherwise provided herein, if at any time the Corporation pays less than the total amount of dividends then accrued and accumulated with respect to the Preferred Stock, such payment shall be distributed pro rata among the holders thereof based upon the aggregate accrued and accumulated but unpaid dividends on the shares of Preferred Stock held by each such holder.

3. Liquidation; Deemed Liquidation.

(a) Liquidation. In the event of any voluntary or involuntary liquidation, dissolution or winding up of the Corporation (collectively with a Deemed Liquidation, a "***Liquidation***"), the holders of shares of Preferred Stock then outstanding shall be entitled to be paid out of the assets of the Corporation available for distribution to its stockholders, before any payment shall be made to the holders of Common Stock by reason of their ownership thereof, an amount in cash equal to the greater of (i) the aggregate Liquidation Value of all shares of Preferred Stock held by such holder, plus all unpaid accrued and accumulated dividends on all such shares (whether or not declared) or (ii) such amount per share as would have been payable had all shares of Preferred Stock been converted into Common Stock pursuant to Section 5 immediately prior to such Liquidation (or Deemed Liquidation).

(b) Deemed Liquidation. The occurrence of a Change of Control (such event, a "***Deemed Liquidation***") shall be deemed a Liquidation for purposes of this Section 3. Upon the consummation of any such Deemed Liquidation, the holders of the Preferred Stock shall, in consideration for cancellation of their shares of Preferred Stock, be entitled to the same rights such holders are entitled to under this Section 3 upon the occurrence of a Liquidation, including the right to receive the full preferential payment from the Corporation of the amounts payable with respect to the Preferred Stock under Section 3(a) hereof. Notwithstanding the foregoing, nothing in this Section 3(b) shall limit in any

respect the right of any holder of Preferred Stock to elect the benefits of either this Section 3 or Section 5.4(f) in connection with any Change of Control. "**Change of Control**" means (a) any sale, lease or transfer or series of sales, leases or transfers of all or substantially all of the assets of the Corporation; (b) any sale, transfer or issuance (or series of sales, transfers or issuances) of capital stock by the Corporation or the holders of Common Stock (or other voting stock of the Corporation) that results in the inability of the holders of Common Stock (or other voting stock of the Corporation) immediately prior to such sale, transfer or issuance to designate or elect a majority of the board of directors (or its equivalent) of the Corporation; or (c) any merger, consolidation, recapitalization or reorganization of the Corporation with or into another Person (whether or not the Corporation is the surviving corporation) that results in the inability of the holders of Common Stock (or other voting stock of the Corporation) immediately prior to such merger, consolidation, recapitalization or reorganization to designate or elect a majority of the board of directors (or its equivalent) of the resulting entity or its parent company.

(c) Deemed Liquidation Procedures. In furtherance of the foregoing, the Corporation shall take such actions as are necessary to give effect to the provisions of Section 3(b), including, without limitation, (i) in the case of a Change of Control structured as a merger, consolidation or similar reorganization, causing the definitive agreement relating to such transaction to provide for a rate at which the shares of Preferred Stock are converted into or exchanged for cash, new securities or other property, or (ii) in the case of a Change of Control structured as an asset sale, as promptly as practicable following such transaction, either dissolving the Corporation and distributing the assets of the Corporation in accordance with applicable law or redeeming all outstanding shares of Preferred Stock and, in the case of both (i) and (ii), giving effect to the preferences and priorities set forth in this Section 3. The Corporation shall promptly provide to the holders of shares of Preferred Stock such information concerning the terms of such Change of Control, and the value of the assets of the Corporation as may reasonably be requested by the holders of Preferred Stock.

3.1 Payments to Holders of Common Stock. In the event of Liquidation (or Deemed Liquidation), after the payment of all preferential amounts required to be paid to the holders of shares of Preferred Stock as provided in Section 3(a), the remaining funds and assets available for distribution to the stockholders of the Corporation shall be distributed among the holders of shares of Common Stock, pro rata based on the number of shares of Common Stock held by each such holder.

3.2 Insufficient Assets. If upon any Liquidation (or Deemed Liquidation) the remaining assets of the Corporation available for distribution to its stockholders shall be insufficient to pay the holders of the shares of Preferred Stock the full preferential amount to which they are entitled under this Section 3, (a) the holders of the shares of Preferred Stock shall share ratably in any distribution of the remaining assets and funds of the Corporation in proportion to the respective full preferential amounts

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which would otherwise be payable in respect of the Preferred Stock in the aggregate upon such Liquidation (or Deemed Liquidation) if all amounts payable on or with respect to such shares were paid in full, and (b) the Corporation shall not make or agree to make any payments to the holders of Common Stock.

3.3 Notice. Notice Requirement. In the event of any Liquidation (or Deemed Liquidation), the Corporation shall, within 10 days of the date the Board approves such action, or no later than 20 days of any stockholders' meeting called to approve such action, or within 20 days of the commencement of any involuntary proceeding, whichever is earlier, give each holder of shares of Preferred Stock written notice of the proposed action. Such written notice shall describe the material terms and conditions of such proposed action, including a description of the stock, cash and property to be received by the holders of shares of Preferred Stock upon consummation of the proposed action and the date of delivery thereof. If any material change in the facts set forth in the initial notice shall occur, the Corporation shall promptly give written notice to each holder of such shares of such material change.

4. Voting. Each holder of outstanding shares of Preferred Stock shall not be entitled to vote with holders of outstanding shares of Common Stock with respect to any and all matters presented to the stockholders of the Corporation for their action or consideration (whether at a meeting of stockholders of the Corporation, by written action of stockholders in lieu of a meeting or otherwise), except as provided by law. In any such permitted or required vote, each share of Preferred Stock shall be entitled to a number of votes equal to the number of shares of Class B Common Stock into which the share of Preferred Stock is convertible pursuant to Section 5 herein as of the record date for such vote or written consent or, if there is no specified record date, as of the date of such vote or written consent, and shall vote together as a single class. Each holder of outstanding shares of Preferred Stock shall be entitled to notice of all stockholder meetings (or requests for written consent) in accordance with the Corporation's By-laws.

5. Conversion.

5.1 Right to Convert; Automatic Conversion.

(a) Right to Convert. Subject to the provisions of this Section 5, at any time and from time to time on or after the Date of Issuance, any holder of Preferred Stock shall have the right by written election to the Corporation to convert all or any portion of the outstanding shares of Preferred Stock held by such holder on a one-to-one share basis into an aggregate number of shares of Class B Common Stock.

(b) Automatic Conversion. Subject to the provisions of this Section 5, in connection with, and on the closing of, a Qualified Public Offering by the Corporation, all of the outstanding shares of Preferred Stock (including any fraction of such shares) held by stockholders shall automatically convert along with the aggregate accrued or accumulated and unpaid dividends thereon into an aggregate number of shares of Class

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B Common Stock (including any fraction of a share) as is determined by (i) multiplying the number of shares of Preferred Stock (including any fraction of such shares) to be converted by the Liquidation Value thereof, (ii) adding to the result all accrued and accumulated and unpaid dividends on such shares to be converted, and then (iii) dividing the result by the applicable Conversion Price then in effect. If a closing of a Qualified Public Offering occurs, such automatic conversion of all of the outstanding shares of Preferred Stock shall be deemed to have been converted into shares of Class B Common Stock as of immediately prior to such closing. ***"Qualified Public Offering"*** means the sale, in a firm commitment underwritten public offering led by a nationally recognized underwriting firm pursuant to an effective registration statement under the Securities Act, of Common Stock of the Corporation having an aggregate offering value (net of underwriters' discounts and selling commissions) of at least $25 million following which at least 20% of the total Common Stock of the Corporation on a fully diluted, as-converted basis shall have been sold to the public and shall be listed on any national securities exchange registered with the Securities and Exchange Commission under Section 6(a) of the Securities Exchange Act of 1934, as amended.

(c) Procedures for Holder Conversion. In order to effectuate a conversion of shares of Preferred Stock pursuant to Section 5.1(a), a holder shall (a) submit a written election to the Corporation that such holder elects to convert shares of Preferred Stock, the number of such shares elected to be converted and (b) (if such shares are certificated), along with such written election, surrender to the Corporation the certificate or certificates representing the shares being converted, duly assigned or endorsed for transfer to the Corporation (or accompanied by duly executed stock powers relating thereto) or, in the event the certificate or certificates are lost, stolen or missing, accompanied by an affidavit of loss executed by the holder. The conversion of such shares hereunder shall be deemed effective as of the date of surrender of such Preferred Stock certificate or certificates, delivery of such affidavit of loss or the written election to convert for uncertificated shares. Upon the receipt by the Corporation of a written election and, if applicable, the surrender of such certificate(s) and accompanying materials, the Corporation shall as promptly as practicable (but in any event within 10 days thereafter) either (a) deliver to the relevant holder (i) a certificate in such holder's name (or the name of such holder's designee as stated in the written election) for the number of shares of Class B Common Stock (including any fractional share) to which such holder shall be entitled upon conversion of the applicable shares as calculated pursuant to Section 5.1(a) and, if applicable (ii) a certificate in such holder's (or the name of such holder's designee as stated in the written election) for the number of shares of Preferred Stock (including any fractional share) represented by the certificate or certificates delivered to the Corporation for conversion but otherwise not elected to be converted pursuant to the written election or (b) note the conversion of the shares on the stock ledger of the Corporation. All shares of capital stock issued hereunder by the Corporation

shall be duly and validly issued, fully paid and nonassessable, free and clear of all taxes, liens, charges and encumbrances with respect to the issuance thereof.

(d) Procedures for Automatic Conversion. As of the closing of a Qualified Public Offering all outstanding shares of Preferred Stock shall be converted to the number of shares of Class B Common Stock calculated pursuant to Section 5.1(b) without any further action by the relevant holder of such shares or the Corporation. As promptly as practicable following such Qualified Public Offering (but in any event within five (5) days thereafter), the Corporation shall send each holder of shares of Preferred Stock written notice of such event. Upon receipt of such notice, if applicable, each holder shall surrender to the Corporation the certificate or certificates representing the shares being converted, duly assigned or endorsed for transfer to the Corporation (or accompanied by duly executed stock powers relating thereto) or, in the event the certificate or certificates are lost, stolen or missing, accompanied by an affidavit of loss executed by the holder. Upon the surrender of such certificate(s) and accompanying materials, the Corporation shall as promptly as practicable (but in any event within 10 days thereafter) deliver to the relevant holder a certificate in such holder's name (or the name of such holder's designee as stated in the written election) for the number of shares of Class B Common Stock (including any fractional share) to which such holder shall be entitled upon conversion of the applicable shares or note the conversion of the shares on the stock ledger of the Corporation. All shares of Class B Common Stock issued hereunder by the Corporation shall be duly and validly issued, fully paid and nonassessable, free and clear of all taxes, liens, charges and encumbrances with respect to the issuance thereof.

(e) Effect of Conversion. All shares of Preferred Stock converted as provided in this Section 5.1 shall no longer be deemed outstanding as of the effective time of the applicable conversion and all rights with respect to such shares shall immediately cease and terminate as of such time, other than the right of the holder to receive shares of Class B Common Stock and payment in lieu of any fraction of a share of Preferred Stock in exchange therefor.

5.2 Reservation of Stock. The Corporation shall at all times when any shares of Preferred Stock is outstanding reserve and keep available out of its authorized but unissued shares of capital stock, solely for the purpose of issuance upon the conversion of the Preferred Stock, such number of shares of Class B Common Stock issuable upon the conversion of all outstanding Preferred Stock pursuant to this Section 5, taking into account any adjustment to such number of shares so issuable in accordance with Section 5.4 hereof. The Corporation shall take all such actions as may be necessary to assure that all such shares of Class B Common Stock may be so issued without violation of any applicable law or governmental regulation or any requirements of any domestic securities exchange upon which shares of Class B Common Stock may be listed (except for official notice of issuance which shall be immediately delivered by the Corporation upon each such issuance). The Corporation shall not close its books against the transfer

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of any of its capital stock in any manner which would prevent the timely conversion of the shares of Preferred Stock.

5.3 No Charge or Payment. The issuance of shares of Class B Common Stock upon conversion of shares of Preferred Stock pursuant to Section 5.1 shall be made without payment of additional consideration by, or other charge, cost or tax to, the holder in respect thereof.

6. Waiver. Any of the rights, powers, preferences and other terms of the Preferred Stock set forth herein may be waived on behalf of all holders of Preferred Stock by the affirmative written consent or vote of the holders of a majority of the shares of Preferred Stock then outstanding.

7. Notices. Any notice required or permitted by the provisions of this Article IV to be given to a holder of shares of Preferred Stock shall be mailed, postage prepaid, to the post office address last shown on the records of the Corporation, or given by electronic communication in compliance with the provisions of the DGCL, and shall be deemed sent upon such mailing or electronic transmission.

FIFTH. Term. The Corporation is to have perpetual existence.

SIXTH. Management of the Affairs of the Corporation.

(a) The business and affairs of the Corporation shall be managed initially by its incorporator(s), who shall elect the Board of Directors at the organizational meeting of the incorporators. The incorporator of the Corporation shall be:

Michael D. Cross, Jr.
Briskin, Cross & Sanford, LLC
33 South Main Street, Suite 300
Alpharetta, GA 30009

(b) Upon the election of the Board of Directors at the organizational meeting of the incorporators, the business and affairs of the Corporation shall be managed by its Board of Directors, which may exercise all the powers of the Corporation and do all such lawful acts and things that are not conferred upon or reserved to the stockholders by law, by this Certificate or by the By-laws of the Corporation (the "***By-laws***").

SEVENTH. Limitation on Liability. No director of the Corporation shall be personally liable to the Corporation or to any stockholder of the Corporation for monetary damages for breach of fiduciary duty as a director, provided that this provision shall not limit the liability of a director (i) for any breach of the director's duty of loyalty to the Corporation or its stockholders, (ii) for acts or omissions not in good faith or which involved intentional misconduct or a knowing violation of law, (iii) under Section 174 of the DGCL, or (iv) for any transaction from which the director derived an improper personal benefit.

If the DGCL or any other statute of the State of Delaware hereafter is amended to authorize the further elimination or limitation of the liability of directors of the Corporation, then the liability of a director of the Corporation shall be limited to the fullest extent permitted by the statutes of the State of Delaware, as so amended, and such elimination or limitation of liability shall be in addition to, and not in lieu of, the limitation on the liability of a director provided by the foregoing provisions of this Article SEVENTH.

Any repeal of or amendment to this Article SEVENTH shall be prospective only and shall not adversely affect any limitation on the liability of a director of the Corporation existing at the time of such repeal or amendment.

EIGHTH. Meetings of Stockholders. Meetings of stockholders may be held inside or outside the State of Delaware, as the By-Laws may provide.

NINTH. Corporate Records. The books of the Corporation may be kept (subject to any provision contained in applicable statutes) outside the State of Delaware at such place or places as may be designated from time to time by the Board of Directors or in the By-Laws.

TENTH. Right to Amend. The Corporation reserves the right to amend, alter, change or repeal any provision contained in this Certificate and in any certificate amendatory hereof, in the manner now or hereafter prescribed by statute, and all rights conferred upon stockholders or others hereunder or thereunder are granted subject to this reservation.

ELEVENTH. Indemnification.

(a) The Corporation shall, to the fullest extent permitted by Section 145 of the DGCL, indemnify each person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that he is or was, or has agreed to become, a director or officer of the Corporation, or is or was serving, or has agreed to serve, at the request of the Corporation, as a director, officer or trustee of, or in a similar capacity with, another corporation, partnership, joint venture, trust or other enterprise (including any employee benefit plan), or by reason of any action alleged to have been taken or omitted in such capacity, against all expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him or on his behalf in connection with such action, suit or proceeding and any appeal therefrom.

(b) Indemnification may include payment by the Corporation of expenses in defending an action or proceeding in advance of the final disposition of such action or proceeding upon receipt of an undertaking by the person indemnified to repay such payment if it is ultimately determined that such person is not entitled to indemnification under this Article ELEVENTH, which undertaking may be accepted without reference to the financial ability of such person to make such repayment.

(c) The Corporation shall not indemnify any such person seeking indemnification in connection with a proceeding (or part thereof) initiated by such person unless the initiation thereof was approved by the Board of Directors of the Corporation.

(d) The indemnification rights provided in this Article ELEVENTH (i) shall not be deemed exclusive of any other rights to which those indemnified may be entitled under any law, agreement or vote of stockholders or disinterested directors or otherwise, and (ii) shall inure to the benefit of the heirs, executors and administrators of such persons. The Corporation may, to the extent authorized from time to time by its Board of Directors, grant indemnification rights to other employees or agents of the Corporation or other persons serving the Corporation and such rights may be equivalent to, or greater or less than, those set forth in this Article ELEVENTH.

This Certificate shall be effective upon its filing with the Secretary of State of the State of Delaware.

IN WITNESS WHEREOF, I, the undersigned, for the purpose of forming a corporation pursuant to the General Corporation Law of the State of Delaware, do make, file and record this Certificate and do certify that the facts herein stated are true, and I accordingly hereto set my hand this sixth (6th) day of May, 2025.

Paresh Govan

Paresh Govan, President